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Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
 ACTIVISION BLIZZARD, INC.
of
Up to 146,500,000 Shares of Its Common Stock
at a Purchase Price of $27.50 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON WEDNESDAY, AUGUST 13, 2008, UNLESS THE TENDER OFFER IS EXTENDED. FOR PURPOSES OF THIS OFFER TO PURCHASE, ANY REFERENCE TO TIME ON ANY PARTICULAR DAY SHALL MEAN NEW YORK TIME ON SUCH DAY.

          This tender offer is being made in connection with the Business Combination Agreement, dated as of December 1, 2007 (the "Business Combination Agreement"), by and among Activision, Inc., a Delaware corporation now known as Activision Blizzard, Inc. ("Activision Blizzard," "we," "us" or the "Company"), Sego Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), Vivendi S.A., a société anonyme organized under the laws of France ("Vivendi"), VGAC LLC, a limited liability company organized under the laws of the State of Delaware and an indirect wholly-owned subsidiary of Vivendi ("VGAC") and Vivendi Games, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Vivendi Games"). Pursuant to the terms of the Business Combination Agreement, on July 9, 2008, Merger Sub was merged with and into Vivendi Games (the "Merger"), with Vivendi Games being the surviving entity and continuing as a wholly-owned subsidiary of Activision Blizzard after the Merger. In connection with the Merger, VGAC received approximately 295.3 million newly issued shares of the Company's common stock, par value $0.000001 per share (the "Common Stock"). Simultaneously with the Merger, Vivendi purchased from the Company approximately 62.9 million newly issued shares of Common Stock at a price of $27.50 per share (the "Share Purchase"). Under the terms of the Business Combination Agreement, we agreed to commence, within five (5) business days after the closing of the Merger and the Share Purchase, the tender offer described in this Offer to Purchase. See Section 2 of this Offer to Purchase.

          In accordance with the terms of the Business Combination Agreement, Activision Blizzard is offering to purchase up to 146.5 million shares of its Common Stock, or such lesser number of shares as is properly tendered and not properly withdrawn, at a price of $27.50 per share, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest. Activision Blizzard's offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase, the accompanying Letter of Transmittal and other related materials, which together, as each may be amended or supplemented from time to time, constitute the tender offer.

          Upon the terms and subject to the conditions of the tender offer, including the proration provision described in this Offer to Purchase, we will purchase shares properly tendered and not properly withdrawn in the tender offer. All shares we acquire in the tender offer will be acquired at the same purchase price. However, if more than the number of shares we are seeking to purchase in the tender offer are properly tendered and not properly withdrawn, we will only purchase a pro rata portion of each stockholder's tendered shares in accordance with the proration provision described in this Offer to Purchase. We will return shares tendered and not purchased in the tender offer at our expense promptly following the expiration of the tender offer. See Section 3 of this Offer to Purchase.

          THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6 OF THIS OFFER TO PURCHASE.

          Our shares trade on the NASDAQ Global Select Market ("NASDAQ") under the symbol "ATVI." On July 15, 2008, the last trading day prior to the commencement of the tender offer, the closing price of our shares as reported by NASDAQ was $35.28 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 7 of this Offer to Purchase.

          OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, THE ACCOMPANYING LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2 OF THIS OFFER TO PURCHASE. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL, LEGAL OR TAX ADVISORS.

          Neither the U.S. Securities and Exchange Commission (the "Commission" or the "SEC") nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

          If you have questions or need assistance, you should contact Morrow & Co., LLC, the Information Agent for the tender offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact Morrow & Co., LLC.

The Information Agent for the Tender Offer is:

Morrow & Co., LLC

July 16, 2008

IMPORTANT

        If you want to tender all or a portion of your shares, you must do one of the following before the tender offer expires at 5:00 p.m., New York time, on Wednesday, August 13, 2008 unless the tender offer is extended as provided in this Offer to Purchase (such time and date with respect to the expiration of the tender offer, as it may be extended, shall be referred to herein as the "Expiration Time"):

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you;

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  if you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Depositary for the tender offer;

  •
  if you hold shares in uncertificated form through our Direct Registration System ("DRS") and wish to tender any of the shares attributed to your account under the DRS, you must so indicate on the Letter of Transmittal and follow the procedures outlined in the Letter of Transmittal;

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  if you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, you must tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

  •
  if you are a participant in the Activision, Inc. Third Amended and Restated 2002 Employee Stock Purchase Plan or the Activision, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan for International Employees (collectively, the "Stock Purchase Plans") and you wish to tender any of your shares held in any of those plans, you must contact Citigroup Global Markets Inc., the agent for the Stock Purchase Plans (the "Stock Purchase Plan Agent"), and request that the Stock Purchase Plan Agent tender some or all of the shares held in your account under the Stock Purchase Plans; and

  •
  if you are a holder of (a) vested options to purchase shares under the Activision 1991 Stock Option and Stock Award Plan, as amended (the "1991 Plan"), the Activision 1998 Incentive Plan, as amended (the "1998 Plan"), the Activision 1999 Incentive Plan, as amended (the "1999 Plan"), the Activision 2001 Incentive Plan, as amended (the "2001 Plan"), the Activision 2002 Incentive Plan, as amended (the "2002 Plan"), the Activision 2002 Executive Incentive Plan (the "2002 Executive Plan"), the Activision 2002 Studio Employee Retention Incentive Plan (the "2002 Studio Plan"), the Activision Amended and Restated 2003 Incentive Plan, effective as of July 26, 2005, as amended (the "2003 Plan") or the Activision 2007 Incentive Plan (the "2007 Plan" and, together with the 1991 Plan, the 1998 Plan, the 1999 Plan, the 2001 Plan, the 2002 Plan, the 2002 Executive Plan, the 2002 Studio Plan and the 2003 Plan, the "Equity Incentive Plans"), or (b) of options to purchase shares under our Equity Incentive Plans that will vest prior to the Expiration Time (in either case, an "Option"), you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the Equity Incentive Plans enclosed with this Offer to Purchase for instructions.

        If you want to tender your shares but:

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  your certificates for your shares are not immediately available or cannot be delivered to the Depositary by the Expiration Time; or

  •
  you cannot comply with the procedure for book-entry transfer by the Expiration Time; or

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  your other required documents cannot be delivered to the Depositary by the Expiration Time;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

        TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

        Questions and requests for assistance may be directed to Morrow & Co., LLC, the Information Agent for the tender offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to the Information Agent.

        We are not making this tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this tender offer to stockholders in any such jurisdiction.

        Neither we nor any member of our Board of Directors, the Information Agent or the Depositary has authorized any person to make any recommendation on our or their behalf as to whether you should tender or refrain from tendering your shares in the tender offer. You should rely only on the information contained in this Offer to Purchase or in documents incorporated by reference or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in or incorporated by reference into this Offer to Purchase, the accompanying Letter of Transmittal and other related materials. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us, any member of our Board of Directors, the Information Agent or the Depositary.

SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase, the accompanying Letter of Transmittal and other related materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        Activision Blizzard, Inc., a Delaware corporation, is offering to purchase up to 146.5 million shares of its outstanding Common Stock. See Section 1 of this Offer to Purchase.

What is the purpose of the tender offer?

        On December 1, 2007, the Company and Vivendi entered into the Business Combination Agreement, which included, among other things, an agreement that, within five (5) business days after completion of the Merger and the Share Purchase, we would commence and consummate a cash tender offer for up to 146.5 million shares of our Common Stock at a fixed price of $27.50 per share. On July 15, 2008, the last trading day prior to the commencement of the tender offer, the closing price of the Company's Common Stock as reported by NASDAQ was $35.28 per share.

        At the time we agreed to undertake the tender offer, our rationale was that the tender offer would represent a mechanism to provide all stockholders with the opportunity to tender all or a portion of their shares at the premium to the trading price of Activision, Inc.'s common stock on the last trading day prior to the public announcement of the execution of the Business Combination Agreement. Conversely, the tender offer would also afford stockholders the option not to participate if they are able to achieve a higher price in the market or otherwise desire to retain ownership of their shares of the combined company. In addition, we determined that the tender offer would provide stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

        See Section 2 of this Offer to Purchase.

How many shares will Activision Blizzard purchase?

        We are offering to purchase up to 146.5 million shares of our Common Stock in the tender offer (representing approximately 22.3% of our outstanding Common Stock as of July 9, 2008) or such lesser number of shares as are properly tendered and not properly withdrawn. If more than 146.5 million shares are tendered, we will purchase all shares tendered on a pro rata basis. The tender offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions. See Section 6 of this Offer to Purchase.

What is the purchase price for the shares and what will be the form of payment?

        We will pay $27.50, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, for each share of Common Stock we purchase pursuant to the tender offer. All shares purchased will be purchased at this price. We will not offer, and we will not pay, different prices to different stockholders in the tender offer. If we purchase your shares in the tender offer, we will pay you the purchase price in cash, without interest, promptly after the Expiration Time. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1 of this Offer to Purchase.

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Can I sell my shares outside the tender offer?

        Yes. Activision Blizzard stockholders are not required to participate in the tender offer. On July 15, 2008, the last trading day prior to the commencement of the tender offer, the closing price of the Company's Common Stock as reported by NASDAQ was $35.28 per share. Therefore, if you wish to sell your shares, you may be able to obtain a higher price by selling your shares in the open market or other means outside the tender offer. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares in the tender offer.

        The commencement of the tender offer will not prohibit our stockholders, including directors, officers and employees of Activision Blizzard, from selling shares in the open market or by other means outside the tender offer, including during the period of the tender offer.

How will Activision Blizzard pay for the shares?

        If the maximum of 146.5 million shares are purchased in the tender offer at a price of $27.50 per share, the aggregate purchase price for the shares will be approximately $4.028 billion. The Company and Vivendi have agreed that the purchase of the shares tendered in the tender offer will be funded as follows:

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  the first $2.928 billion of the aggregate tender offer consideration will be funded by the Company with the $1.731 billion proceeds from the Share Purchase, available cash on hand and, to the extent required, through borrowings made under a term loan credit facility in an aggregate amount of up to $150.0 million (the "$150 Million Term Loan Facility") pursuant to a senior unsecured credit agreement, dated as of April 29, 2008 and as amended as of July 8, 2008, by and between Activision, Inc. (subsequently renamed Activision Blizzard, Inc.) and Vivendi (the "Credit Agreement");

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  if the aggregate tender offer consideration exceeds $2.928 billion, Vivendi has agreed to purchase from the Company additional newly issued shares of Common Stock, at a purchase price of $27.50 per share, in an aggregate amount equal to the lesser of (a) $700.0 million and (b) the excess of the aggregate tender offer consideration over $2.928 billion, which amount will be used to fund the amount of the aggregate tender offer consideration that is in excess of $2.928 billion; and

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  if the aggregate tender offer consideration exceeds $3.628 billion, the Company will fund the additional amount of the aggregate tender offer consideration that is in excess of $3.628 billion (up to the maximum aggregate tender offer consideration of $4.028 billion) through borrowings made under a term loan credit facility in an aggregate amount of up to $400.0 million (the "$400 Million Term Loan Facility") pursuant to the Credit Agreement.

        In addition, we expect that approximately $350,000 will be required to pay fees and expenses related to the tender offer. We anticipate that we will pay for all fees and expenses applicable to the tender offer primarily from cash on hand. We do not have any plans to utilize alternative sources of financing to pay for the shares purchased pursuant to the tender offer, as well as related fees and expenses. See Section 8 of this Offer to Purchase.

How long do I have to tender my shares?

        You may tender your shares until the tender offer expires. The tender offer will expire on Wednesday, August 13, 2008, at 5:00 p.m., New York time, unless we extend it (such time and date with respect to the expiration of the tender offer, as it may be extended, shall be referred to herein as the "Expiration Time"). See Section 1 of this Offer to Purchase. If a broker, dealer, commercial bank, trust company or other nominee, including the Stock Purchase Plan Agent, holds your shares, it is likely that they will have an earlier deadline, for administrative reasons, for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

        If you wish to conditionally exercise your Options and tender the underlying shares, you must submit the instructions regarding the conditional exercise of your Options and the tender of the underlying shares before the Expiration Time. See Section 3 of this Offer to Purchase.

Can the tender offer be extended, amended or terminated, and under what circumstances?

        We can extend the tender offer at any time and for any reason, subject to applicable laws and subject to the terms of the Business Combination Agreement. See Section 14 of this Offer to Purchase. We cannot assure you, however, that we will extend the tender offer or indicate the length of any extension that we may provide. If we extend the tender offer, we will delay the acceptance for payment of any shares that have been tendered. We can also amend the tender offer or terminate the tender offer under certain circumstances, in each case subject to Vivendi's prior consent, which may not be unreasonably withheld, conditioned or delayed. See Section 6 and Section 14 of this Offer to Purchase.

How will I be notified if Activision Blizzard extends the tender offer or amends the terms of the tender offer?

        If we decide to extend the tender offer, we will issue a press release no later than 9:00 a.m., New York time, on the first business day after the previously scheduled Expiration Time. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14 of this Offer to Purchase.

Are there any conditions to the tender offer?

        Yes. The Company's obligation to accept for payment and pay for your tendered shares depends upon the following conditions, each of which must be satisfied or, to the extent permitted, waived prior to the expiration of the tender offer:

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  no governmental entity must have issued or entered any order or enacted, issued, promulgated or enforced any law which restrains, enjoins, or prohibits consummation of the tender offer or makes the consummation of the tender offer illegal; and

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  we must not have determined that the consummation of the tender offer may cause (a) the number of record holders to be reduced to less than 300 persons, or (b) the shares to be delisted from NASDAQ or to become eligible for deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        See Section 6 of this Offer to Purchase for additional information regarding the conditions of the tender offer.

How do I tender my shares?

        If you want to tender all or a portion of your shares, you must do one of the following before the Expiration Time:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you;

  •
  if you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Depositary for the tender offer;

  •
  if you hold shares in uncertificated form through our DRS and wish to tender any of the shares attributed to your account under the DRS, you must so indicate on the Letter of Transmittal and follow the procedures outlined in the Letter of Transmittal;

  •
  if you are an institution participating in the Book-Entry Transfer Facility, you must tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

  •
  if you are a participant in our Stock Purchase Plans and you wish to tender any of your shares held in any of those plans, you must contact the Stock Purchase Plan Agent and request that the Stock Purchase Plan Agent tender some or all of the shares held in your account under the Stock Purchase Plans; and

  •
  if you are a holder of Options, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the Equity Incentive Plans enclosed with this Offer to Purchase for instructions.

        If you want to tender your shares but:

  •
  your certificates for your shares are not immediately available or cannot be delivered to the Depositary by the Expiration Time; or

  •
  you cannot comply with the procedure for book-entry transfer by the Expiration Time; or

  •
  your other required documents cannot be delivered to the Depositary by the Expiration Time;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

        You may contact the Information Agent or your broker, bank or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 of this Offer to Purchase and the Instructions to the Letter of Transmittal.

How do holders of stock options participate in the tender offer?

        Holders of Options may, subject to certain limitations, conditionally exercise some or all of their Options as part of the tender offer and instruct the Company to tender all (but not less than all) of the shares issuable upon the conditional exercise. This exercise of Options is "conditional" because the Option holder will be deemed to exercise an Option (and pay the exercise price) only if and to the extent that the Company will purchase the underlying shares pursuant to the tender offer. If the Company does not purchase the underlying shares, the Options for those shares will not be deemed exercised and will remain outstanding. Conditional exercise of Options and tender of the shares issuable upon conditional exercise requires completion and delivery of a separate election form enclosed with this Offer to Purchase (the "Option Election Form").

        Alternatively, holders of Options may exercise vested but unexercised Options in accordance with the terms of the applicable Equity Incentive Plans and tender the shares received upon exercise in accordance with the instructions and procedures with respect to shares generally. Option holders who wish to participate in the tender offer must exercise their Options sufficiently in advance of the Expiration Time to receive and tender their shares. Since such an exercise would not be conditional (as described above), Option holders should note that such an exercise cannot be revoked even if a portion of the shares received upon the exercise and tendered in the tender offer are not purchased in the tender offer for any reason.

        See Section 3 of this Offer to Purchase.

How do participants in our Direct Registration System participate in the tender offer?

        If you hold shares in uncertificated form through our DRS and wish to tender some or all of the shares attributed to your account under the DRS, you must so indicate on the Letter of Transmittal and follow the procedures outlined in the Letter of Transmittal. See Instruction 12 of the Letter of Transmittal.

Can holders of restricted shares of Common Stock participate in the tender offer?

        Holders of restricted shares of Common Stock may not tender those shares because of the restrictions imposed on such shares pursuant to our Equity Incentive Plans and the terms of the restricted stock agreements unless such restrictions have lapsed.

Once I have tendered shares in the tender offer, may I withdraw my tendered shares?

        Yes. You may withdraw any shares you have tendered at any time before the Expiration Time. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after the Expiration Time. See Section 4 of this Offer to Purchase.

How do I withdraw shares I previously tendered?

        You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase. See Section 4 of this Offer to Purchase.

Has Activision Blizzard or its Board of Directors adopted a position on the tender offer?

        Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase, the accompanying Letter of Transmittal and other related materials. See Section 2 of this Offer to Purchase. You should discuss whether to tender your shares with your broker or other financial, legal or tax advisors. We also urge you to obtain current market quotations for the shares before deciding whether to tender your shares.

What happens if more than 146.5 million shares are tendered?

        If more than 146.5 million shares are validly tendered and not validly withdrawn prior to the Expiration Time, we will purchase shares on a pro rata basis. Because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares that you tender even if you tender them. See Section 1 of this Offer to Purchase.

Are there any tender prohibitions or restrictions on Vivendi or Activision Blizzard's directors or executive officers?

        Yes. Under the terms of the Business Combination Agreement, Vivendi has agreed that neither it nor any of its subsidiaries will tender any shares in the tender offer. In addition, on December 1, 2007, the Company and Vivendi entered into voting and lock-up agreements with each of Messrs. Robert A. Kotick, the Company's President and Chief Executive Officer, and Brian G. Kelly, the Company's

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Co-Chairman (the "Voting and Lock-Up Agreements"). Under the terms of the Voting and Lock-Up Agreements, among other things, Messrs. Kotick and Kelly have agreed not to sell, transfer or otherwise dispose of (including pursuant to the tender offer) more than one third (1/3) of their shares and other securities of the Company (including options, warrants and other rights to acquire shares) without Vivendi's prior written consent for a period of 120 days after the closing of the Merger and the Share Purchase. See Section 10 of this Offer to Purchase. Copies of the Voting and Lock-Up Agreements are attached as Exhibits 10.1 and 10.2, respectively, to our current report on Form 8-K, dated December 1, 2007 and filed with the Commission on December 6, 2007.

Will Activision Blizzard's directors and executive officers tender shares in the tender offer?

        Our directors and executive officers have advised us that, depending on market conditions and tax considerations, they may tender in the tender offer or sell in the open market during the tender offer period a portion of their equity holdings (up to the extent currently vested and, in the case of Messrs. Kotick and Kelly, up to the extent permitted under the Voting and Lock-Up Agreements as described above). For more information regarding the equity interests of our directors and executive officers, please see Section 10 of this Offer to Purchase and the information incorporated by reference herein.

If I decide not to tender, how will the tender offer affect my shares?

        Stockholders who choose not to tender their shares will realize a proportionate increase in their relative equity interest in the Company following the consummation of the tender offer. See Section 2 of this Offer to Purchase.

When and how will Activision Blizzard pay me for the shares I tender?

        We will pay the purchase price of $27.50 per share net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Time and the acceptance of the shares for payment. We will announce the preliminary results of the tender offer, including any proration, as promptly as practicable after the Expiration Time. We do not expect, however, to announce the final proration factor or begin paying for tendered shares until approximately five (5) business days after the Expiration Time. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary, Continental Stock Transfer & Trust Company, promptly after the Expiration Time. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 1 and Section 5 of this Offer to Purchase.

Will I have to pay brokerage fees and commissions if I tender my shares?

        If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction, Section 3 and Section 15 of this Offer to Purchase.

Does Activision Blizzard intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

        The rules under the Exchange Act prohibit us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten (10) business days after the Expiration Time, except pursuant to certain limited exceptions provided in Rule 14e-5 promulgated under the Exchange Act. Beginning ten (10) business days after the Expiration Time, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of this tender offer.

Will I have to pay stock transfer tax if I tender my shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 15 of this Offer to Purchase.

What are the United States federal income tax consequences if I tender my shares?

        Generally, if you are a United States Holder (as defined in Section 13 of this Offer to Purchase), your receipt of cash from us in exchange for the shares you tender in the tender offer will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered shares will generally be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a distribution from us in respect of the shares. You should consult with your tax advisor regarding the United States federal income tax consequences of the tender offer to you. See Section 13 of this Offer to Purchase.

Whom can I talk to if I have questions?

        Morrow & Co., LLC, the Information Agent for the tender offer can help answer your questions. Its contact information is set forth on the back cover of this Offer to Purchase.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This Offer to Purchase and the documents incorporated herein by reference contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to: (a) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow projections or other financial items; (b) statements of our plans and objectives, including those relating to product releases; (c) statements of future economic performance; and (d) statements of assumptions underlying such statements. We generally use words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "future," "intend," "may," "outlook," "plan," "positioned," "potential," "project," "remain," "scheduled," "set to," "subject to," "to be," "upcoming," "will" and other similar expressions to help identify forward-looking statements. These forward-looking statements are subject to business and economic risk, reflect management's current expectations, estimates and projections about our business, and are inherently uncertain and difficult to predict. Our actual results could differ materially.

        Factors that could cause actual future results to differ materially from those expressed in the forward-looking statements set forth in this Offer to Purchase and the documents incorporated herein by reference include, but are not limited to, the completion of the tender offer and the number of shares tendered, fluctuations in the market value of the shares, Activision Blizzard's success in executing planned strategies and achieving assumed synergies and cost savings, sales of Activision Blizzard's titles, shifts in consumer spending trends, the seasonal and cyclical nature of the interactive game market, the ability of Activision Blizzard to predict consumer preferences among competing hardware platforms (including next-generation hardware), declines in software pricing, product returns and price protection, product delays, retail acceptance of Activision Blizzard's products, adoption rate and availability of new hardware and related software, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, customers, vendors and third-party developers, international economic and political conditions, integration of recent acquisitions and identification of suitable future acquisition opportunities, and foreign exchange rate changes.

        The forward-looking statements contained herein speak only as of the date on which they were made, and we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase.

INTRODUCTION

To the Holders of Common Stock of Activision Blizzard, Inc.:

        We invite our stockholders to tender up to 146.5 million shares of our Common Stock for purchase by us at a price of $27.50 per share, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase, the accompanying Letter of Transmittal and other related materials which, as amended or supplemented from time to time, constitute the tender offer.

        The tender offer will expire on Wednesday, August 13, 2008, at 5:00 p.m., New York time, unless we extend the tender offer (such time and date with respect to the expiration of the tender offer, as it may be extended, shall be referred to herein as the "Expiration Time"). We may choose to extend the tender offer at any time and for any reason. We cannot assure you, however, that we will extend the tender offer or indicate the length of any extension that we may provide.

        All shares acquired in the tender offer will be acquired at the same purchase price. Upon the terms and subject to the conditions of the Offer to Purchase, including the proration provision described in this Offer to Purchase, we will purchase all shares properly tendered and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the Expiration Time. See Section 1 of this Offer to Purchase.

        The tender offer is being made in connection with the Business Combination Agreement, dated as of December 1, 2007, by and among the Company, Merger Sub, Vivendi, VGAC and Vivendi Games, whereby, on July 9, 2008, (a) Merger Sub was merged with and into Vivendi Games, with Vivendi Games being the surviving entity and continuing as a wholly-owned subsidiary of the Company after the Merger, and (b) Vivendi purchased from the Company 62.9 million newly issued shares of Common Stock simultaneously with the Merger. Under the terms of the Business Combination Agreement, we agreed to commence, within five (5) business days after the closing of the Merger and the Share Purchase, a tender offer for up to 146.5 million shares of our Common Stock at a fixed price of $27.50 per share. See Section 2 of this Offer to Purchase.

        THE TENDER OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6 OF THIS OFFER TO PURCHASE.

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS. THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, THE ACCOMPANYING LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2 OF THIS OFFER TO PURCHASE. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL, LEGAL OR TAX ADVISORS.

        Upon the terms and subject to the conditions of the tender offer, if more than 146.5 million shares have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on a pro rata basis.

        We will pay the purchase price net to the tendering stockholders in cash, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the accompanying Letter of Transmittal, stock transfer taxes on our purchase of shares in the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender shares though such nominees and not directly to the Depositary.

        Stockholders who hold shares in uncertificated form through our DRS may tender some or all of the shares attributed to such stockholder's account under the DRS by following the procedures outlined in the accompanying Letter of Transmittal.

        Participants in our Stock Purchase Plans must contact the Stock Purchase Plan Agent and request that the Stock Purchase Plan Agent tender some or all of the shares held in the participant's account under the Stock Purchase Plans.

        Holders of Options may, subject to certain limitations, conditionally exercise some or all of their Options as part of the tender offer and instruct us to tender all (but not less than all) of the shares issuable upon the conditional exercise. Option holders who wish to conditionally exercise their Options and tender the underlying shares may not use the Letter of Transmittal but instead must complete and deliver to us the Option Election Form in accordance with the "Instructions for Tender Through Conditional Exercise of Options" included with this Offer to Purchase. Instructions regarding the conditional exercise of Options and the tender of the underlying shares must be received by us before the Expiration Time. Alternatively, holders of Options may exercise some or all of their Options in accordance with the terms of the applicable Equity Incentive Plans and tender the shares received upon exercise in accordance with the instructions and procedures with respect to shares generally.

        Holders of restricted shares of Common Stock may not tender those shares because of the restrictions imposed on such shares pursuant to our Equity Incentive Plans and the terms of the restricted stock agreements unless such restrictions have lapsed.

        We will pay all reasonable fees and expenses incurred in connection with the tender offer by Morrow & Co., LLC, the Information Agent for the tender offer, and Continental Stock Transfer & Trust Company, the Depositary for the tender offer. See Section 15 of this Offer to Purchase.

        As of the close of business on July 9, 2008, there were 657,770,741 shares of our Common Stock issued and outstanding. As of that date, we had reserved (i) up to approximately 900,000 shares of Common Stock for issuance upon the exercise of outstanding warrants, (ii) 980,798 shares of Common Stock for issuance pursuant to our Stock Purchase Plans, and (iii) 61,640,730 shares of Common Stock for issuance pursuant to our Equity Incentive Plans. The 146.5 million shares that we are offering to purchase pursuant to the tender offer represent approximately 22.3% of our shares outstanding as of July 9, 2008. If the tender offer is fully subscribed, then we will have 511,270,741 shares outstanding following the purchase of shares tendered in the tender offer. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the tender offer. See Section 2 of this Offer to Purchase.

        Our shares trade on NASDAQ under the symbol "ATVI." On July 15, 2008, the last trading day prior to the commencement of the tender offer, the closing price of the Company's Common Stock as reported by NASDAQ was $35.28 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 7 of this Offer to Purchase.

THE TENDER OFFER

1.     Number of Shares; Purchase Price; Proration.

        General.    Upon the terms and subject to the conditions of the tender offer, we will purchase up to 146.5 million shares of our Common Stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 of this Offer to Purchase before the Expiration Time, at a price of $27.50 per share, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest.

        The term "Expiration Time" means 5:00 p.m., New York time, on Wednesday, August 13, 2008, unless and until we shall have extended the period of time during which the tender offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 of this Offer to Purchase for a description of our right to extend, delay, terminate or amend the tender offer.

        In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration. The withdrawal rights also expire at the Expiration Time.

        If we change:

  •
  the price to be paid per share; or

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  the number of shares being sought in the tender offer (and in the case of an increase, the number of shares being sought exceeds two percent (2%) of our outstanding shares); and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day (as defined below) from, and including, the date that notice of any such change is first published, sent or given to stockholders in the manner specified in Section 14 of this Offer to Purchase, the tender offer will be extended until the expiration of such ten (10) business day period. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

        The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 6 of this Offer to Purchase.

        Shares properly tendered and not properly withdrawn in the tender offer will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including proration in the event that the tender offer is oversubscribed. All shares tendered and not purchased under the tender offer, including shares not purchased because of the proration provision, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, or, in the case of shares delivered through the DRS, credited to the tendering stockholder's DRS account, at our expense promptly following the Expiration Time.

        If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 146.5 million shares, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

        Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Proration for each stockholder tendering shares will be based on the ratio of (a) the number of shares properly tendered and not properly withdrawn by such stockholder to (b) a fraction, the numerator of which is 146.5 million and the denominator of which is the total number of shares properly tendered and not properly withdrawn by all stockholders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until approximately five (5) business days after the Expiration Time. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and may also be able to obtain such information from their brokers.

        As described in Section 13 of this Offer to Purchase, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

        This Offer to Purchase, the accompanying Letter of Transmittal and other related materials will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Tender Offer; Certain Effects of the Tender Offer.

        Purpose of the Tender Offer.    On December 1, 2007, the Company and Vivendi entered into the Business Combination Agreement, which included, among other things, an agreement that, within five (5) business days after completion of the Merger and the Share Purchase, the combined company would commence and consummate a cash tender offer for up to 146.5 million shares of its Common Stock at a fixed price of $27.50 per share. On July 15, 2008, the last trading day prior to the commencement of the tender offer, the closing price of the Company's Common Stock as reported by NASDAQ was $35.28 per share.

        At the time we agreed to undertake the tender offer, our rationale was that the tender offer would represent a mechanism to provide all stockholders with the opportunity to tender all or a portion of their shares at the premium to the trading price of Activision, Inc.'s common stock on the last trading day prior to the public announcement of the execution of the Business Combination Agreement. Conversely, the tender offer would also afford stockholders the option not to participate if they are able to achieve a higher price in the market or otherwise desire to retain ownership of their shares of the combined company. In addition, we determined that the tender offer would provide stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

        Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase, the accompanying Letter of Transmittal and other related materials, including our reasons for making the tender offer. You should discuss whether to tender your shares with your broker or other financial, legal or tax advisors.

        Certain Effects of the Tender Offer.    Stockholders who do not tender their shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be stockholders of the Company and will realize a proportionate increase in their relative equity interest in the Company immediately following consummation of the tender offer and thus in the Company's future results of operations, and will bear the attendant risks and rewards associated with owning equity securities of the Company, including risks resulting from the Company's purchase of shares. See Section 9 of this Offer to Purchase.

        Stockholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price significantly higher or lower than the purchase price in the tender offer. We can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the tender offer.

        Our purchase of shares in the tender offer will reduce our "public float" (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), increase Vivendi's ownership portion in the Company, and will likely reduce the number of our stockholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the tender offer to ensure a continued trading market for the shares. As of July 9, 2008, there were 657,770,741 shares issued and outstanding. The 146.5 million shares that we are offering to purchase pursuant to the tender offer represent approximately 22.3% of the shares outstanding as of that date. Based upon published guidelines of NASDAQ and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will cause the remaining outstanding shares to be delisted from NASDAQ. The tender offer is conditioned upon, among other things, our determination that the consummation of the tender offer will not cause the shares to be delisted from NASDAQ. See Section 6 of this Offer to Purchase.

        Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon, among other things, our determination that the consummation of the tender offer will not cause the shares to be eligible for deregistration under the Exchange Act. See Section 6 of this Offer to Purchase.

        We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law or the rules of NASDAQ. We have no current plans for the issuance of shares purchased in this tender offer, other than the issuance of shares to Vivendi in connection with the potential funding by Vivendi of a portion of the tender offer consideration (as described below).

        We may, in the future, decide to purchase additional shares of our Common Stock. Any such purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4 promulgated under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten (10) business days after the Expiration Time.

        Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the repurchase of shares pursuant to the tender offer, our shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

        If the maximum of 146.5 million shares are purchased in the tender offer at a price of $27.50 per share, the aggregate purchase price for the shares will be approximately $4.028 billion. The Company and Vivendi have agreed that the purchase of the shares tendered in the tender offer will be funded as follows:

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  the first $2.928 billion of the aggregate tender offer consideration will be funded by the Company with the $1.731 billion proceeds from the Share Purchase, available cash on hand and, to the extent required, through borrowings made under the $150 Million Term Loan Facility;

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  if the aggregate tender offer consideration exceeds $2.928 billion, Vivendi has agreed to purchase from the Company additional newly issued shares of Common Stock, at a purchase price of $27.50 per share, in an aggregate amount equal to the lesser of (a) $700.0 million and (b) the excess of the aggregate tender offer consideration over $2.928 billion, which amount will be used to fund the amount of the aggregate tender offer consideration that is in excess of $2.928 billion; and

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  if the aggregate tender offer consideration exceeds $3.628 billion, the Company will fund the additional amount of the aggregate tender offer consideration that is in excess of $3.628 billion (up to the maximum aggregate tender offer consideration of $4.028 billion) through borrowings made under the $400 Million Term Loan Facility.

        In addition, we expect that approximately $350,000 will be required to pay fees and expenses related to the tender offer. We anticipate that we will pay for all fees and expenses applicable to the tender offer primarily from cash on hand. We do not have any plans to utilize alternative sources of financing to pay for the shares purchased pursuant to the tender offer, as well as related fees and expenses. See Section 8 of this Offer to Purchase.

        Other Plans.    Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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  any purchase, sale or transfer of a material amount of our or any of our subsidiaries' assets;

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  any change in our present board of directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

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  any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

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  any class of our equity securities ceasing to be authorized to be quoted on NASDAQ;

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  any class of our equity securities becoming eligible for termination of registration under Section 12(b) of the Exchange Act;

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  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

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  the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase shares and outstanding restricted stock awards granted to certain employees (including directors and officers); or

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  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

        Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we regularly consider alternatives to enhance stockholder value, including open market repurchases of our shares, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For shares to be tendered properly pursuant to the tender offer:

  (1)
  the certificates for the shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an "Agent's Message" (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before the Expiration Time by the Depositary at the address set forth on the back cover of this Offer to Purchase; or

  (2)
  the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

        Stockholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares. Stockholders who hold shares through nominees are urged to consult their nominees to determine whether transactions costs may apply if stockholders tender shares through the nominees and not directly to the Depositary. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely to have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

        STOCKHOLDERS SHOULD CONSULT THEIR OWN FINANCIAL, LEGAL OR TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE TENDER OFFER. See Section 13 of this Offer to Purchase.

        Signature Guarantees.    No signature guarantee is required if:

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  the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3 of this Offer to Purchase, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the section entitled "Special Delivery Instructions" or the section entitled "Special Payment Instructions" in the Letter of Transmittal; or

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  shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

        If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        Method of Delivery.    The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, including delivery through the Book-Entry Transfer Facility, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Delivery.    For purposes of the tender offer, the Depositary will establish an account with respect to the shares at the Book-Entry Transfer Facility within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for that transfer. However, although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (a) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at the address set forth on the back cover of this Offer to Purchase before the Expiration Time, or (b) the guaranteed delivery procedure described below must be complied with.

        The confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "book-entry confirmation." Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

        Guaranteed Delivery.    If a stockholder desires to tender shares pursuant to the tender offer, and the stockholder's share certificates are not immediately available or cannot otherwise be delivered to the Depositary before the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary before the Expiration Time, such shares may nevertheless be tendered if all of the following conditions are satisfied:

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  the tender is made by or through an Eligible Institution;

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  the Depositary receives by hand, mail, overnight courier or facsimile transmission, before the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

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  the Depository receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within three (3) business days after the date of execution of the Notice of Guaranteed Delivery, the certificates representing the shares being tendered, in the proper form for transfer (or confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

        Other Requirements.    Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will in all cases be made only after timely receipt by the Depositary of:

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  certificates representing such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility, as defined below);

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  a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees or, in the case of a book-entry transfer, an "Agent's Message" in lieu of a Letter of Transmittal; and

  •
  any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending on when certificates representing their shares (or book-entry confirmations for their shares) are actually received by the Depositary.

        UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE TENDER OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

        Direct Registration System.    Stockholders who hold shares in uncertificated form through our DRS and who wish to tender shares attributed to their account under the DRS must so indicate on the Letter of Transmittal and follow the procedures outlined therein. See Instruction 12 of the Letter of Transmittal.

        Procedure for Stock Options.    We are not offering, as part of the tender offer, to purchase any outstanding Options and tenders of Options will not be accepted. Holders of Options may conditionally exercise some or all of those Options as part of the tender offer and instruct us to tender all (but not less than all) underlying shares in the tender offer. This exercise of Options is "conditional" because the Option holder is deemed to exercise an Option (and pay the exercise price) only if and to the extent that we will purchase the underlying shares pursuant to the tender offer. If we do not purchase the underlying shares, the Options for those shares will not be deemed exercised and will remain outstanding.

        Option holders who wish to conditionally exercise their Options and tender the underlying shares must not use the Letter of Transmittal. Instead, they must properly complete and deliver the Option Election Form in accordance with the "Instructions for Tender Through Conditional Exercise of Options" included with this Offer to Purchase to Activision Blizzard at the address or facsimile number shown on the instructions thereto. The instructions regarding the conditional exercise of Options and the tender of the underlying shares must be submitted before the Expiration Time.

        Alternatively, Option holders may exercise vested but unexercised Options in accordance with the terms of the applicable Equity Incentive Plans and tender the shares received upon exercise in accordance with the instructions and procedures described in this Section 3 of this Offer to Purchase with respect to shares generally. Since such an exercise would not be conditional (as described above), Option holders should note that such an exercise cannot not be revoked even if a portion of the shares received upon the exercise and tendered in the tender offer are not purchased by us for any reason.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be resolved by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form, or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful.

We also reserve the right to waive, subject to Vivendi's prior consent (which consent will not be unreasonably withheld, conditioned or delayed) in accordance with the terms of the Business Combination Agreement, any of the conditions of the tender offer prior to the Expiration Time, or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and our interpretation of the terms of the tender offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects and irregularities have been cured by the tendering stockholder or waived by us. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. We will not be liable for failure to waive any condition of the tender offer, or any defect or irregularity in any tender of shares. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. By tendering shares to the Company, you agree to accept all decisions the Company makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act ("Rule 14e-4") for a person (acting alone or in concert with others), directly or indirectly, to tender shares for such person's own account unless, at the time of tender and at the Expiration Time, the person so tendering (a) has a "net long position" (i.e., more shares held in long positions than in short positions) equal to or greater than the number of (1) shares tendered or (2) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered (the "Equivalent Securities") and, upon acceptance of the tender, will acquire such shares for tender by conversion, exercise or exchange of such Equivalent Securities, and (b) will deliver, or cause to be delivered, such shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        A tender of shares pursuant to any of the procedures set forth herein will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to us that (a) such stockholder has a "net long position" (within the meaning of Rule 14e-4) in the shares or Equivalent Securities at least equal to the shares being tendered, (b) such tender of shares complies with Rule 14e-4, and (c) the tendered shares are not currently subject to any contractual or other restriction. Our acceptance for payment of shares tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer.

        Return of Unpurchased Shares.    If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Time, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        Lost or Destroyed Certificates.    Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact Continental Stock Transfer & Trust Company, the transfer agent for our shares, toll-free at (800) 509-5586 for instructions on how to obtain a replacement certificate. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate or certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are urged to contact Continental Stock Transfer & Trust Company immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

        CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE OF THE LETTER OF TRANSMITTAL, OR AN AGENT'S MESSAGE IN THE CASE OF A BOOK-ENTRY TRANSFER, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4 of this Offer to Purchase, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time before the Expiration Time and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time after the Expiration Time.

        For a withdrawal to be effective, a notice of withdrawal must be:

  •
  in written form, specifying the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered such shares; and

  •
  received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase.

        Conditional exercises of Options and tenders of the underlying shares may be withdrawn at any time before the Expiration Time, unless we extend the tender offer, in which case you can withdraw at any time before the new Expiration Time. See the "Instructions for Tender Through Conditional Exercise of Options" and the Option Election Form enclosed with this Offer to Purchase for further details.

        If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, the tendering stockholder must, prior to the release of those certificates, also submit the serial numbers shown on the particular certificates for shares to be withdrawn, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

        Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be re-tendered before the Expiration Time by again following one of the procedures described in Section 3 of this Offer to Purchase.

        We will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, and such determination will be binding on all stockholders. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

        If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4 of this Offer to Purchase. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

5.     Purchase of Shares and Payment of Purchase Price.

        Upon the terms and subject to the conditions of the tender offer, promptly following the Expiration Time, we will accept for payment and pay for (and thereby purchase) up to 146.5 million shares properly tendered and not properly withdrawn before the Expiration Time.

        For purposes of the tender offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provision of the tender offer, shares that are properly tendered and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

        In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

  •
  certificates for shares or a timely book-entry confirmation of the deposit of shares into the Depositary's account at the Book-Entry Transfer Facility;

  •
  a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) including any required signature guarantees, or an Agent's Message in the case of a book-entry transfer; and

  •
  any other documents required by the Letter of Transmittal.

        We will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the tender offer until approximately five (5) business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense promptly after the Expiration Time or termination of the tender offer.

        Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Section 6 of this Offer to Purchase.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

6.     Conditions of the Tender Offer.

        Notwithstanding any other provision of the tender offer or the Business Combination Agreement (except for the provisions of the Business Combination Agreement which require that Vivendi's prior consent (such consent not to be unreasonably withheld, conditioned or delayed) be obtained under certain circumstances, including any change in the terms of or conditions to the tender offer), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time after the consummation of the Merger and the Share Purchase and prior to the Expiration Time (whether or not any shares have theretofore been accepted for payment), any of the following conditions have not been satisfied or any of the following events have occurred (or have been determined by us to have occurred), as the case may be, that, in our reasonable judgment and regardless of the circumstances giving rise to the condition not having been satisfied, event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the tender offer or with acceptance of the shares for payment:

  •
  any order has been instituted, issued or entered, or any law has been enacted, issued promulgated or enforced, by any governmental entity which restrains, enjoins, or prohibits consummation of the tender offer or makes the consummation of the tender offer illegal;

  •
  we determine that the consummation of the tender offer and the purchase of the shares may either:

  •
  cause the shares to be held of record by less than 300 persons, or

  •
  cause the shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any such condition. The foregoing conditions may be waived by us, in whole or in part, only with the prior consent of Vivendi, which consent may not be unreasonably withheld, conditioned or delayed. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and any such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above subject to Vivendi's prior consent, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties. All conditions must be satisfied or waived prior to the expiration of the tender offer.

7.     Price Range of Shares; Dividends.

        Our shares trade on NASDAQ under the symbol "ATVI." The following table sets forth, for each of the fiscal quarters indicated, the high and low closing sale prices per share as reported on NASDAQ after adjustments to account for any subsequent dividends or stock splits. The prices reflect inter-dealer prices and do not include retail markups, markdowns or commissions.

        We have never paid cash dividends on our common stock and have no present plans to do so. We expect that earnings will be retained for the continued growth and development of our business. Future dividends, if any, will depend on our earnings, financial condition, cash requirements, future prospects, and other factors deemed relevant by our board of directors.

	Activision Blizzard* Common Stock
	Market Price
	High	Low
Calendar Year 2006
First Quarter	$15.69	$11.91
Second Quarter	14.92	10.75
Third Quarter	15.57	10.72
Fourth Quarter	17.94	14.27
Calendar Year 2007
First Quarter	$19.01	$16.26
Second Quarter	21.27	18.43
Third Quarter	21.59	17.11
Fourth Quarter	29.70	18.92
Calendar Year 2008
First Quarter	$28.43	$25.81
Second Quarter	37.30	27.03
Third Quarter (through July 15, 2008)	35.28	30.07

*
Prior to July 9, 2008, the effective date of the Merger and the Share Purchase, Activision Blizzard was known as "Activision, Inc."

        On December 1, 2007, the Company and Vivendi entered into the Business Combination Agreement, which included, among other things, an agreement that, within five (5) business days after completion of the Merger and the Share Purchase, the combined company would commence and consummate a cash tender offer for up to 146.5 million shares of its Common Stock at a fixed price of $27.50 per share. On November 30, 2007, the last trading day prior to the public announcement of the execution of the Business Combination Agreement, the closing price of the Company's Common Stock as reported by NASDAQ was $22.15 per share. On July 15, 2008, the last trading day prior to the commencement of the tender offer, the closing price of the Company's Common Stock as reported by NASDAQ was $35.28 per share. Stockholders are urged to obtain current market quotations for our Common Stock before deciding whether to tender their shares pursuant to the tender offer.

8.     Source and Amount of Funds.

        General.    If the maximum of 146.5 million shares are purchased in the tender offer at a price of $27.50 per share, the aggregate purchase price for the shares will be approximately $4.028 billion. The

Company and Vivendi have agreed that the purchase of the shares purchased in the tender offer will be funded as follows:

  •
  the first $2.928 billion of the aggregate tender offer consideration will be funded by the Company with the $1.731 billion proceeds from the Share Purchase, available cash on hand and, to the extent required, through borrowings made under the $150 Million Term Loan Facility;

  •
  if the aggregate tender offer consideration exceeds $2.928 billion, Vivendi has agreed to purchase from the Company additional newly issued shares of Common Stock, at a purchase price of $27.50 per share, in an aggregate amount equal to the lesser of (a) $700.0 million and (b) the excess of the aggregate tender offer consideration over $2.928 billion, which amount will be used to fund the amount of the aggregate tender offer consideration that is in excess of $2.928 billion; and

  •
  if the aggregate tender offer consideration exceeds $3.628 billion, the Company will fund the additional amount of the aggregate tender offer consideration that is in excess of $3.628 billion (up to the maximum aggregate tender offer consideration of $4.028 billion) through borrowings made under the $400 Million Term Loan Facility.

        In addition, we expect that approximately $350,000 will be required to pay fees and expenses related to the tender offer. We anticipate that we will pay for all fees and expenses applicable to the tender offer primarily from cash on hand. We do not have any plans to utilize alternative sources of financing to pay for the shares purchased pursuant to the tender offer, as well as related fees and expenses.

        New Credit Facilities.    On April 29, 2008, Activision, Inc. (subsequently renamed Activision Blizzard, Inc.) and Vivendi entered into the Credit Agreement as amended by Amendment No. 1 to the Credit Agreement, dated as of July 8, 2008, borrowings under which could only be effected after the closing of the Merger and the Share Purchase, which occurred on July 9, 2008. The Credit Agreement provides Activision Blizzard with (a) the $400 Million Term Loan Facility to be applied to fund that portion of the tender offer consideration, if any, in excess of $3.628 billion, (b) the $150 Million Term Loan Facility to be applied to fund, to the extent required, up to $150.0 million of the tender offer consideration, and (iii) a revolving credit facility (the "Revolving Facility" and, together with the $400 Million Term Loan Facility and the $150 Million Term Loan Facility, the "New Credit Facilities") in an aggregate amount of up to $475.0 million to be used after the closing of the Merger and the Share Purchase for general corporate purposes.

        Borrowings under each of the New Credit Facilities will bear interest by reference to the "LIBOR" (and under limited circumstances, at Vivendi's election, a "Base Rate"). The applicable margin with respect to loans bearing interest by reference to the LIBOR will be (i) 0.85% per annum for loans bearing interest under the $400 Million Term Loan Facility, (ii) 1.20% for loans bearing interest under each of the $150 Million Term Loan Facility and the Revolving Facility, and (iii) the applicable margin with respect to loans bearing interest with reference to the Base Rate, if any, will be 1.0% lower than the margin applicable to LIBOR borrowings.

        Amounts outstanding under the $400 Million Term Loan Facility will be payable in full on March 31, 2010, and amounts outstanding under the $150 Million Term Loan Facility and the Revolving Facility will, in each case, be payable in full on March 31, 2011. The loans under each of the New Credit Facilities (a) may be prepaid in full or in part at any time, without premium or penalty (subject to customary breakage costs for loans bearing interest by reference to LIBOR), at Activision Blizzard's option, and (b) are subject to mandatory prepayment in an amount of 100% of the proceeds from (1) asset sales in excess of $30.0 million in the aggregate (subject to customary reinvestment rights) and (2) issuance of equity (subject to exceptions for issuance of stock to employees and issuances the proceeds of which are used to fund permitted acquisitions, investments and/or capital expenditures).

        To the extent we utilize borrowings under the $400 Million Term Loan Facility and under the $150 Million Term Loan Facility, as the case may be, to fund a portion of the tender offer consideration, we intend to repay such borrowings in accordance with the terms of the Credit Agreement in the ordinary course of business with our cash flow from existing operations.

        The New Credit Facilities are subject to customary negative covenants, in each case subject to certain exceptions, qualifications and baskets, including limitations on: indebtedness; liens; investments, mergers, consolidations and acquisitions; transactions with affiliates; issuance of preferred stock by subsidiaries; sale and leaseback transactions, restricted payments and certain restrictions with respect to subsidiaries. The limitation on indebtedness provides that Activision Blizzard and its subsidiaries cannot incur consolidated indebtedness, net of unrestricted cash, in excess of $1.5 billion, and that no additional indebtedness may be incurred as long as the ratio of Activision Blizzard's consolidated indebtedness (including the indebtedness to be incurred) minus the amount of unrestricted cash to Activision Blizzard's consolidated earnings before interest, taxes, depreciation and amortization for its most recently ended four quarters would be greater than 1.50 to 1.0. This limitation does not, however, affect Activision Blizzard's ability to borrow under the New Credit Facilities or to incur certain types of limited debt.

        The New Credit Facilities also impose a requirement on Activision Blizzard that the ratio of (a) consolidated indebtedness (net of certain cash) to (b) the sum of its shareholder's equity plus consolidated indebtedness (net of certain cash) not exceed 20.0% at any time. Events of default under the New Credit Facilities include nonpayment, breaches of representations, warranties or covenants, cross-defaults, bankruptcy or insolvency events, and failures to satisfy material judgments, in most events subject to materiality levels, grace periods and other customary exceptions.

        The terms of the New Credit Facilities can be amended only by agreement between Vivendi and Activision Blizzard, with any such amendment approved on behalf of Activision Blizzard by a majority of the Company's independent directors.

9.     Certain Information Concerning the Company.

        General.    Activision Blizzard is a combined entity formed by the combination of the respective businesses of Activision and Vivendi Games. On July 9, 2008, we completed the Merger and the Share Purchase contemplated by the Business Combination Agreement that we entered into with Merger Sub, Vivendi, VGAC and Vivendi Games on December 1, 2007. As a result of the Merger and the Share Purchase, Vivendi Games, the parent company of Blizzard Entertainment, Inc. and Sierra Entertainment, Inc., became a wholly-owned subsidiary of the Company, and Vivendi and its subsidiaries owned 358,254,545 shares of the Company's Common Stock as of July 9, 2008. Upon the closing of the Merger and the Share Purchase, the combined company changed its name to "Activision Blizzard, Inc."

        Activision Blizzard is a leading international developer, publisher and distributor of interactive entertainment software and peripheral products covering diverse game categories, including action/adventure, action sports, racing, role-playing, simulation, first-person action, music-based gaming and strategy. Through Vivendi Games, a wholly-owned subsidiary of Activision Blizzard, the Company is also a global developer, publisher and distributor of multi-platform interactive entertainment.

        Activision Blizzard's publishing business involves the development, marketing and sale of products either directly, by license or through our affiliate label program with certain third-party publishers. The Company's product portfolio includes top-selling franchises for PC and console platforms, such as Guitar Hero™, Call of Duty® and the Tony Hawk series, as well as Spider-Man™, X-Men™, Shrek®, James Bond™ and TRANSFORMERS™.

        Activision Blizzard's distribution business consists of operations in Europe that provide logistical and sales services to third-party publishers of interactive entertainment software, Activision Blizzard's own publishing operations and manufacturers of interactive entertainment hardware.

        Vivendi Games is the leader in terms of subscriber base and revenues in the subscription-based massively multiplayer online games ("MMORPG") category, has a traditional PC, console, handheld and mobile games business, and has entered the casual online and mobile gaming segments. Vivendi Games' portfolio includes (through its subsidiary Blizzard Entertainment, Inc.) the MMORPG hit World of Warcraft and the Warcraft®, StarCraft®, and Diablo® series. Vivendi Games has two principal publishing labels, Blizzard Entertainment, Inc. and Sierra Entertainment, Inc. which are both wholly-owned subsidiaries of Vivendi Games.

        Activision Blizzard maintains operations in the United States, Canada, the United Kingdom, France, Germany, Ireland, Italy, Japan, Australia, Sweden, Spain, the Netherlands and South Korea, and its principal executive offices are located at 3100 Ocean Park Boulevard, Santa Monica, California 90405, and its telephone number is (310) 255-2000.

        Where You Can Find More Information.    Activision Blizzard files annual, quarterly and current reports, proxy statements, and other information with the SEC. Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the tender offer. Anything that we file with the SEC may be read and copied at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings should also be available to the public from commercial document retrieval services and at the web site that the SEC maintains at http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this Offer to Purchase.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us, and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

SEC Filings	Period or Filing Date
Annual Report on Form 10-K	Fiscal Year Ended March 31, 2008
Definitive Proxy Statement on Schedule 14A	Filed with the SEC on June 6, 2008
Information Statement on Schedule 14C	Filed with the SEC on July 15, 2008
Current Report on Form 8-K	Filed with the SEC on July 15, 2008
Current Report on Form 8-K	Filed with the SEC on July 15, 2008
Current Report on Form 8-K	Filed with the SEC on July 11, 2008
Current Report on Form 8-K	Filed with the SEC on July 7, 2008
Current Report on Form 8-K	Filed with the SEC on July 1, 2008
Current Report on Form 8-K	Filed with the SEC on June 5, 2008
Current Report on Form 8-K	Filed with the SEC on May 12, 2008
Current Report on Form 8-K/A	Filed with the SEC on May 8, 2008
Current Report on Form 8-K	Filed with the SEC on May 8, 2008
Current Report on Form 8-K	Filed with the SEC on April 30, 3008

        In addition to the documents listed above, we may, at our discretion, incorporate by reference into this Offer to Purchase documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to the Expiration Time by filing an amendment to the Issuer Tender Offer Statement on Schedule TO for such purpose.

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference into this Offer to Purchase from the SEC's website at the address described above. You may also obtain copies of the documents incorporated by reference into this Offer to Purchase from us without charge, excluding all exhibits, by requesting them in writing or by telephone at the following address:

Activision Blizzard, Inc.
Attn.: Investor Relations
3100 Ocean Park Boulevard
Santa Monica, California 90405
Telephone: +1-310-255-2000

10.   Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        As of the close of business on July 9, 2008, there were 657,770,741 shares of our Common Stock issued and outstanding on a fully diluted basis. As of that date, we had reserved (i) up to approximately 900,000 shares of Common Stock for issuance upon the exercise of outstanding warrants, (ii) 980,798 shares of Common Stock for issuance pursuant to our Stock Purchase Plans, and (iii) 61,640,730 shares of Common Stock for issuance pursuant to our Equity Incentive Plans. The 146.5 million shares that we are offering to purchase pursuant to the tender offer represent approximately 22.3% of our shares outstanding as of July 9, 2008.

        As of July 9, 2008, our directors and executive officers as a group (19 individuals) beneficially owned an aggregate of 27,590,042 shares, representing approximately 4% of the total number of outstanding shares of our Common Stock as of July 9, 2008 (657,770,741 shares). Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders, with the exception of Messrs. Kotick and Kelly, who have agreed not to sell, transfer or otherwise dispose of (including pursuant to the tender offer) more than one third (1/3) of their shares and other securities of the Company (including options, warrants and other rights to acquire shares) without Vivendi's prior written consent for a period of 120 days after the closing of the Merger and the Share Purchase. Copies of the Voting and Lock-Up Agreements are attached as Exhibits 10.1 and 10.2, respectively, to our current report on Form 8-K, dated December 1, 2007 and filed with the Commission on December 6, 2007.

        Our directors and executive officers have advised us that, depending on market conditions and tax considerations, they may tender in the tender offer or sell in the open market during the tender offer period a portion of their equity holdings (up to the extent currently vested and, in the case of Messrs. Kotick and Kelly, up to the extent permitted under the Voting and Lock-Up Agreements as described above). For more information regarding the equity interests of our directors and executive officers, please see "—Security Ownership by Management" below and the information incorporated by reference in this Offer to Purchase.

        Security Ownership by Management.    The following table sets forth the aggregate number and percentage of shares of our Common Stock that were beneficially owned, as of July 9, 2008 (except where otherwise indicated), by each of our directors, by each of our executive officers and by all of our directors and executive officers as a group (19 individuals). For purposes of this table, and in accordance with SEC rules, shares are considered "beneficially owned" if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shares power to divest of or direct the divestment of the securities. A person is also considered to beneficially own shares that he or she has the right to acquire within sixty (60) days after July 9, 2008, in accordance with Rule 13d-3 promulgated under the Exchange Act.

        Unless otherwise indicated, the business address of each of our directors and executive officers is c/o Activision Blizzard, Inc., 3100 Ocean Park Boulevard, Santa Monica, California 90405.

	Shares Beneficially Owned
Beneficial Owner	Shares Owned		Rights to Acquire(1)		Percentage Beneficial Ownership(2)
Directors and Executive Officers:
Robert A. Kotick	6,108,533	(3)	8,600,020	(5)	2.21%
Brian G. Kelly	1,992,617	(4)	8,205,162		1.53%
Michael J. Griffith	132,009	(6)	666,113		*
Thomas Tippl	96,712	(7)(8)	344,446	(7)	*
Robin Kaminsky	30,366	(9)	53,000		*
Brian Hodous	37,777	(10)	80,000		*
George Rose	22,765	(11)	351,252		*
Ann Weiser	15,000	(12)	66,667		*
Robert J. Corti	17,000	(13)(14)	135,765		*
Robert J. Morgado	70,666	(15)	469,630		*
Richard Sarnoff	16,000		73,542		*
Jean-Bernard Lévy	0		0		*
René Pénisson	0		0		*
Bruce L. Hack	0		0	(16)	*
Douglas Morris	0		0		*
Philippe Capron	0		0		*
Frédéric Crépin	0		0		*
Michael Morhaime	0		5,000		*
Jean-François Grollemund	0		0		*
All directors and executive officers as a group (19 persons)	8,539,445		19,050,597		4.08%

*
Percent of class less than 1%.

(1)
Represents shares of Common Stock that may be acquired within 60 days of July 9, 2008 through the exercise of stock options.

(2)
The percentage of outstanding shares was calculated by dividing the number of shares of Common Stock beneficially owned by each beneficial owner or group of beneficial owners as of July 9, 2008 (including the number of shares that each beneficial owner or group of beneficial owners had the right to acquire within 60 days of that date) by the sum of (a) 657,770,741, the total number of shares of Common Stock outstanding on that date (including 251,612 restricted shares of Common Stock, which were issued but subject to forfeiture on that date), and (b) the number of shares that may be acquired by such beneficial owner or group of beneficial owners within 60 days of that date.

(3)
Includes (a) 112,441 shares of Common Stock owned directly by Delmonte Investments, L.L.C., an entity controlled by Messrs. Kotick and Kelly, (b) 363,627 restricted stock units, each representing the right to receive one share of Common Stock, that were granted to Mr. Kotick on July 9, 2008 and one-third of which vest on each of December 31, 2008, 2009 and 2010, (c) 1,250,000 performance shares of Common Stock that were granted to Mr. Kotick on July 9, 2008 in connection with his employment agreement and which vest in accordance therewith; and (d) 3,179 shares of Common Stock held by an irrevocable trust for the benefit of Mr. Kotick's minor children and as to which he disclaims beneficial ownership.

(4)
Includes (a) 112,440 shares of Common Stock owned by Delmonte Investments, L.L.C., an entity controlled by Messrs. Kotick and Kelly, (b) 400,010 shares held jointly by Mr. Kelly and his spouse, who share voting and investment power with respect to such shares, (c) 145,538 shares held in Mr. Kelly's individual retirement account, and (3) 363,637 restricted stock units, each representing the conditional right to receive one share of Common Stock, that were granted to Mr. Kelly on July 9, 2008 and which vest in full on December 31, 2010

(5)
Includes (a) 7,609,533 shares of Common Stock that may be acquired pursuant to options held in Mr. Kotick's name and (b) 990,487 shares of Common Stock that may be acquired pursuant to options transferred by Mr. Kotick to an irrevocable trust for the benefit of his minor children and as to which Mr. Kotick disclaims beneficial ownership.

(6)
Includes 103,842 restricted shares of Common Stock that were granted to Mr. Griffith on June 15, 2005 in connection with his employment agreement. The restrictions lapse with respect to one-half of the shares on each of June 15, 2009 and 2010. On July 11, 2008, Mr. Griffith received (i) a grant of 50,000 restricted stock units, each representing the conditional right to receive one share of Common Stock, which vest in full on June 30, 2010, and (ii) a grant of 50,000 options to purchase shares of Common Stock, which vest in three equal installments commencing on the first anniversary of July 9, 2008.

(7)
Represents shares held by the Thomas and Laura Tippl Family Trust. Thomas and Laura Tippl are co-trustees of such trust and share voting and investment power with respect thereto.

(8)
Represents 96,712 restricted shares of Common Stock that were granted to Mr. Tippl on October 3, 2005 in connection with his employment agreement and that vest ratably over three years commencing on October 3, 2008.

(9)
Includes 21,388 of the 35,000 restricted shares of Common Stock that were granted to Ms. Kaminsky in two tranches on October 19, 2006 in connection with her employment agreement. The restrictions with respect to one-third of the first tranche of 23,333 shares lapsed on October 19, 2007, and the restrictions with respect to the remaining shares lapse with respect to one-third of the tranche on each of October 19, 2008 and 2009. The restrictions with respect to one fourth of the second tranche of 11,667 shares lapsed on each of May 15, 2007 and May 15, 2008, and the restrictions lapse with respect to the remaining shares on October 19, 2009.

(10)
Includes 23,000 of the 46,000 restricted shares of Common Stock that were granted to Mr. Hodous in two tranches on November 3, 2006 in connection with his employment agreement. The restrictions with respect to one-half of the first tranche of 25,000 shares lapsed on November 3, 2007, and the restrictions with respect to the remaining shares lapse on November 3, 2008. The restrictions with respect to one half of the second tranche of 21,000 shares lapsed on May 15, 2008, and the restrictions with respect to the remaining shares lapse on November 3, 2009, subject to the possible earlier lapse following Activision's fiscal 2009 if Activision were to meet or exceed corporate operating income targets established by the compensation committee of Activision's board of directors for such year.

(11)
Includes 18,750 of the 25,000 restricted stock units, each representing the conditional right to receive one share of Common Stock, that were granted to Mr. Rose on September 28, 2007 in connection with his employment agreement. One quarter of the restricted stock units vested on May 15, 2008 and the remainder of the units will vest on March 31, 2010, subject to the possible earlier vesting of one quarter of the units following Activision's fiscal 2009 if Activision were to meet or exceed corporate operating income targets established by the compensation committee of Activision's board of directors for such year.

(12)
Consists of restricted stock units, each representing the conditional right to receive one share of Common Stock, that were granted to Ms. Weiser on September 28, 2007 in connection with her employment agreement. The restricted stock units vest in full on August 31, 2010, subject to the earlier vesting of one quarter of the units on August 31, 2008 as Activision has met or exceeded corporate operating income targets established by the compensation committee of Activision's board of directors for Activision's fiscal 2008 and the possible earlier vesting of one quarter of the units on August 31, 2009 if Activision were to meet or exceed corporate operating income targets established by the compensation committee of Activision's board of directors for Activision's fiscal 2009.

(13)
Includes 12,000 shares held jointly by Mr. Corti and his spouse, who share voting and investment power with respect to such shares.

(14)
Includes 5,000 restricted stock units, each representing the conditional right to receive one share of Common Stock, that were granted to Mr. Corti on October 1, 2007, one fourth of which vested on each of January 1, 2008, April 1, 2008 and July 1, 2008 and one fourth of which will vest on October 1, 2008.

(15)
Includes 10,000 shares of restricted stock units, each representing the conditional right to receive one share of Common Stock, that were granted to Mr. Morgado on October 1, 2007, one eighth of which vested on each of January 1, 2008, April 1, 2008 and July 1, 2008 and one eighth of which will vest on each of October 1, 2008, January 1, 2009, April 1, 2009, July 1, 2009 and October 1, 2009.

(16)
On July 14, 2008, Mr. Hack received a grant of 200,000 options to purchase shares of Common Stock, which vest in three equal installments commencing on the first anniversary of the grant date.

        Security Ownership by Controlling Persons and Principal Stockholders.    Vivendi and its wholly-owned subsidiary VGAC, which as of July 9, 2008 collectively owned an aggregate of 358,254,545 shares of our Common Stock, may be deemed to be in control of the Company, with Vivendi being the ultimate controlling person of the Company. The following table sets forth the aggregate number and percentage of shares of our Common Stock that were beneficially owned, as of July 9, 2008 (except where otherwise indicated), by Vivendi and its subsidiaries, including VGAC, each member of the management board, supervisory board and management team of Vivendi (as the ultimate controlling person of the Company) and by each person (other than Vivendi and its subsidiaries) who owns, to our knowledge and based on the most current Schedules 13G and/or 13D, as applicable, filed with the SEC for each such person, 5% or more of our outstanding shares. For purposes of this table, and in accordance with SEC rules, shares are considered "beneficially owned" if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shares power to divest of or direct the divestment of the securities. A person is also considered to beneficially own shares that he or she has the right to acquire within sixty (60) days after July 9, 2008, in accordance with Rule 13d-3 promulgated under the Exchange Act.

        Vivendi's address is 42 avenue de Friedland, 75380 Paris Cedex 08, France. Unless otherwise indicated, the business address of each of the members of Vivendi's management board, supervisory board and management team: is c/o Vivendi S.A., 42 avenue de Friedland, 75380 Paris Cedex 08, France.

	Shares Beneficially Owned
Beneficial Owner	Shares Owned		Rights to Acquire(1)	Percentage Beneficial Ownership(2)
Controlling Persons of Activision Blizzard:
Vivendi and subsidiaries (including VGAC)	358,254,545		0	54.46%
Members of Vivendi's Management Board, Supervisory Board and Management Team:
Jean-Bernard Lévy	0		0	*
Abdeslam Ahizoune	0		0	*
Philippe Capron	0		0	*
Frank Esser	0		0	*
Bertrand Meheut	0		0	*
Douglas Morris	0		0	*
René Pénisson	0		0	*
Jean-René Fourtou	0		0	*
Henri Lachman	0		0	*
Claude Bébéar	0		0	*
Gérard Brémond	0		0	*
Fernando Falcó y Fernández de Córdova	0		0	*
Sarah Frank	0		0	*
Gabriel Hawawini	0		0	*
Andrzej Olechowski	0		0	*
Pierre Rodocanachi	0		0	*
Karel van Miert	0		0	*
Mehdi Dazi	0		0	*
Jean-Yves Charlier	0		0	*
Philippe Donnet	0		0	*
Régis Turrini	0		0	*
Simon Gillham	0		0	*
Jean François Dubos	0		0	*
5% Stockholders Not Listed Above:
FMR LLC	33,407,496	(3)	—	5.08%

*
Percent of class less than 1%.

(1)
Represents shares of Common Stock that may be acquired within 60 days of July 9, 2008 through the exercise of stock options.

(2)
The percentage of outstanding shares was calculated by dividing the number of shares of Common Stock beneficially owned by each beneficial owner or group of beneficial owners as of July 9, 2008 (including the number of shares that each beneficial owner or group of beneficial owners had the right to acquire within 60 days of that date) by the sum of (a) 657,770,741, the total number of shares of Common Stock outstanding on that date (including 251,612 restricted shares of Common Stock, which were issued but subject to forfeiture on that date), and (b) the number of shares that may be acquired by such beneficial owner or group of beneficial owners within 60 days of that date.

(3)
FMR LLC, or FMR, had sole voting power over 1,003 shares of Common Stock and sole dispositive power over 33,407,496 shares of Common Stock as of December 31, 2007. Fidelity Management & Research Company, or FMRC, a wholly owned subsidiary of FMR, may be deemed the beneficial owner of 33,393,893 shares of Common Stock in its capacity as an investment advisor. Each of Edward C. Johnson III, chairman of FMRC, and FMR, through its control of FMRC and, in turn, the funds controlled by FMRC, has sole power to dispose of the 33,393,893 shares owned by such funds. Strategic Advisors, Inc., a wholly owned subsidiary of FMR, in its capacity as an investment advisor, beneficially owns 1,003 shares of Common Stock. Pyramis Global Advisors Trust Company, or PGATC, an indirect wholly owned subsidiary of FMR, beneficially owns 12,600 shares of Common Stock as a result of its serving as investment manager of institutional accounts holding such shares. Each of Edward C. Johnson III and FMR, through its control of PGATC, has sole dispositive power over the 12,600 shares of Common Stock owned by the institutional accounts managed by PGATC. This information is based on a Schedule 13G/A filed with the SEC by FMR on February 14, 2008. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

        Recent Securities Transactions.    Based upon our records and upon information provided to us by (1) our directors and executive officers, (2) our associates and subsidiaries, (3) the executive officers and directors of our subsidiaries, (4) any person controlling us, and (5) the executive officers and directors of Vivendi as the person ultimately in control of us, neither we nor any of our directors or executive officers, nor any of our associates or subsidiaries, nor any executive officer or director of any of our subsidiaries, nor any person controlling us nor any executive officer or director of Vivendi as the person ultimately in control of us have effected any transactions involving shares of our Common Stock during the 60 days prior to July 15, 2008, except as described below or incorporated by reference into this Offer to Purchase:

  •
  On July 14, 2008, Bruce L. Hack, our Vice Chairman and Chief Corporate Officer, received a grant of 200,000 options to purchase shares of Common Stock, which vest in three equal installments commencing on the first anniversary of the grant date.

  •
  On July 11, 2008, Ronald Doornink, Senior Advisor to the Board of Directors, received (i) a grant of 5,000 restricted stock units, each representing the conditional right to receive one share of Common Stock, which vest in four equal installments on each of October 11, 2008, January 11, 2009, April 11, 2009 and July 11, 2009, and (ii) a grant of 10,000 options to purchase shares of Common Stock, which vest in four equal installments on each of October 11, 2008, January 11, 2009, April 11, 2009 and July 11, 2009. Mr. Doornink transferred these 5,000 restricted stock units and 10,000 options to purchase shares of Common Stock to the Ronald Doornink Martha Doornink TTEE U/A/D 12-17-1996 FBO Doornink Rev Living Trust on July 11, 2008.

  •
  On July 11, 2008, Michael J. Griffith, the President and Chief Executive Officer of Activision Publishing, Inc., received (i) a grant of 50,000 restricted stock units, each representing the conditional right to receive one share of Common Stock, which vest in full on June 30, 2010, and (ii) a grant of 50,000 options to purchase shares of Common Stock, which vest in three equal installments commencing on the first anniversary of July 9, 2008.

  •
  On July 9, 2008, Brian G. Kelly, our Co-Chairman, received a grant of 363,637 restricted stock units, each representing the conditional right to receive one share of Common Stock, which vest in full on December 31, 2010.

  •
  On July 9, 2008, Robert A. Kotick, our President and Chief Executive Officer, received (i) a grant of 363,637 restricted stock units, each representing the conditional right to receive one share of Common Stock, which vest in three equal installments on each of December 31, 2008, 2009 and 2010, and (ii) a grant of 1,250,000 performance shares of Common Stock which vest in accordance with the terms of the employment agreement, dated as of December 1, 2007, between Mr. Kotick and the Company.

  •
  On July 9, 2008, Michael Morhaime, the President and CEO of Blizzard Entertainment, Inc., received a grant of 300,000 options to purchase shares of Common Stock, which vest in 60 equal installments on the 9th day of each month in the five (5) years following the date of grant commencing with August 9, 2008.

  •
  As contemplated by the terms of the Business Combination Agreement, on July 9, 2008, Vivendi and its wholly-owned subsidiary VGAC purchased, in a private placement, an aggregate of 358,254,545 shares at a price of $27.50 per share.

  •
  On June 15, 2008, restrictions lapsed with respect to 51,921 shares of restricted stock held by Michael J. Griffith, the President and Chief Executive Officer of Activision Publishing, Inc. Pursuant to the terms of his restricted stock award, Mr. Griffith elected to have the Company withhold 23,754 of such shares in order to satisfy the resulting tax withholding obligations.

  •
  On June 15, 2008, restrictions lapsed with respect to 10,500 shares of restricted stock held by Brian Hodous, our Chief Customer Officer. Pursuant to the terms of his restricted stock award, Mr. Hodous elected to have the Company withhold 3,754 of such shares in order to satisfy the resulting tax withholding obligations.

  •
  On June 15, 2008, restrictions lapsed with respect to 2,917 shares of restricted stock held by Robin Kaminsky, the Executive Vice President, Publishing of Activision Publishing, Inc. Pursuant to the terms of her restricted stock award, Ms. Kaminsky elected to have the Company withhold 1,334 of such shares in order to satisfy the resulting tax withholding obligations.

  •
  On May 15, 2008, 6,250 restricted stock units held by George L. Rose, our Chief Legal Officer and Secretary, vested. Pursuant to the terms of his restricted stock unit award, Mr. Rose elected to have the Company withhold 2,235 of the shares otherwise deliverable to him in order to satisfy the resulting tax withholding obligations.

        Equity Incentive Plans.    We sponsor the 2007 Plan, which became effective as of September 27, 2007. The 2007 Plan authorizes the compensation committee of our board of directors to provide equity-based compensation in the form of stock options, share appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other performance- or value-based awards to our directors, officers, employees and consultants. Under the 2007 Plan, we may issue up to 15,000,000 shares of our Common Stock. The number of shares available for issuance under the 2007 Plan was increased by an additional 2,685,577 shares of our Common Stock to reflect the shares reserved for issuance but not subject to outstanding awards under the Rolled-Up Plans (as defined below) at the time the 2007 Plan became effective. The 2007 Plan share reserve may be further increased from time to time by:

  •
  the number of shares relating to awards outstanding under any Rolled-Up Plan (as defined below) that (a) expire, or are forfeited, terminated or cancelled, without the issuance of shares, (b) are settled in cash in lieu of shares, or (c) are exchanged, prior to the issuance of shares of Common Stock, for awards not involving Common Stock; and

  •
  if the exercise price of any option outstanding under any Rolled-Up Plan (as defined below) is (or the tax withholding requirements with respect to any award outstanding under any Rolled-Up Plan (as defined below) are) satisfied by withholding shares otherwise then deliverable in respect of the award or the actual or constructive transfer to us of shares already owned, the number of shares equal to the withheld or transferred shares.

        While the compensation committee of our board of directors, which administers the 2007 Plan, has broad discretion to create equity incentives, our equity-based compensation program currently primarily utilizes a combination of options, restricted stock and restricted stock units. Such awards generally have time-based vesting schedules, vesting either (a) in annual installments over periods of three to five years, or (b) in their entirety on an anniversary of the date of grant, subject to possible earlier vesting if certain performance measures are met. All such awards which are options generally expire ten years from the date of grant. Under the terms of the 2007 Plan, the exercise price for options must be equal to or greater than the closing price per share of our Common Stock on the date the award is granted, as reported on NASDAQ.

        We also sponsor the 1991 Plan, the 1998 Plan, the 1999 Plan, the 2001 Plan, the 2002 Plan, the 2002 Executive Plan, the 2002 Studio Plan and the 2003 Plan (collectively, the "Rolled-Up Plans"). Upon the effective date of the 2007 Plan, we ceased to make awards under the Rolled-Up Plans. Although no new grants may be made under the Rolled-Up Plans, such plans will remain in effect and continue to govern outstanding awards. In addition, pursuant to its terms, we may no longer make awards under the 1991 Plan; the 1991 Plan remains, however, in effect and continues to govern outstanding awards thereunder.

        Employee Stock Purchase Plans.    Pursuant to our Stock Purchase Plans, eligible employees may purchase up to an aggregate of 4,000,000 shares of our Common Stock during two six-month offering periods that commence each April 1 and October 1 (the "Offering Period"). The purchase price per share is generally equal to 85% of the lower of (a) the fair market value of the Common Stock on the first day of the Offering Period and (b) the fair market value of the Common Stock on the last day of the Offering Period. Eligible employees may purchase shares having a value not exceeding 15% of their gross compensation during an Offering Period and are limited to a maximum of $10,000 in value for any two purchases within the same calendar year. Shares issued as a result of our Stock Purchase Plans are generally issued as new stock issuances. As of July 9, 2008, a total of 980,798 shares of Common Stock were reserved for future issuance under the Stock Purchase Plans. There were 208,311 and 125,717 shares issued under the Stock Purchase Plans during the six months ended March 31, 2008 and September 30, 2007, respectively.

        Business Combination Agreement.    The tender offer is being made in connection with the Business Combination Agreement, by and among the Company, Merger Sub, Vivendi, VGAC and Vivendi Games. Pursuant to the Business Combination Agreement, (a) Merger Sub was merged with and into Vivendi Games, with Vivendi Games being the surviving entity and continuing as a wholly-owned subsidiary of the Company after the Merger, and (b) Vivendi purchased from the Company 62.9 million newly issued shares of Common Stock simultaneously with the Merger. As a result of the Merger and the Share Purchase, which were consummated on July 9, 2008, Vivendi Games became a wholly-owned subsidiary of Activision Blizzard, and Vivendi and its subsidiaries owned 358,254,545 shares of the Company's Common Stock as of July 9, 2008. Under the terms of the Business Combination Agreement, the Company agreed to commence, within five (5) business days after the consummation of the Merger and the Share Purchase, a cash tender offer for up to 146.5 million shares of the Company's Common stock (or such lesser number of shares that are tendered in such tender offer) at a fixed cash price of $27.50 per share. If the tender offer is fully subscribed, Vivendi and its subsidiaries are expected to own approximately 70.0% of the issued and outstanding shares of the Company's Common Stock.

        Other Agreements, Arrangements or Understandings.    Except for outstanding options to purchase shares of our Common Stock and outstanding restricted shares of our Common Stock, and except as otherwise described in this Offer to Purchase or incorporated by reference into this Offer to Purchase, neither we nor, to the best of our knowledge, any of our directors or executive officers, nor any of our subsidiaries, nor any person controlling us, nor any executive officer and director of Vivendi as the person ultimately in control of us is a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.   Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

        The purchase by us of shares in the tender offer will reduce the number of shares that might otherwise be traded publicly, increase Vivendi's ownership portion in the Company, and will likely reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the tender offer may have a greater impact on trading prices than would be the case prior to consummation of the tender offer.

        We anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will cause the remaining outstanding shares to be delisted from NASDAQ. The tender offer is conditioned upon, among other things, our determination that the consummation of the tender offer will not cause the shares to be delisted from NASDAQ. See Section 6 of this Offer to Purchase.

        Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the repurchase of shares pursuant to the tender offer, our shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

        Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon, among other things, our determination that the consummation of the tender offer will not cause the shares to be eligible for deregistration under the Exchange Act. See Section 6 of this Offer to Purchase.

12.   Certain Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for shares are subject to the satisfaction of certain conditions. See Section 6 of this Offer to Purchase.

13.   Material United States Federal Income Tax Consequences.

        The following is a summary of the material United States federal income tax consequences of the tender offer to stockholders whose shares are properly tendered and not properly withdrawn and accepted for payment pursuant to the tender offer. This summary is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as shares held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations (including private foundations) and Non-United States Holders (as defined below)), holders who own (directly, indirectly, or constructively) 5% or more of our voting stock, persons holding shares or options to acquire shares in connection with stock option, stock purchase or restricted stock plans or in other compensatory transactions, persons holding shares as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any state, local, or non-United States income or other tax considerations. This summary assumes that investors have held and currently hold the shares as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Each stockholder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the tender offer.

        For purposes of this summary, a "United States Holder" means a beneficial owner of shares that is, for United States federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, or other entity created in, or organized under the law of the United States or any State or political subdivision thereof, (c) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (d) a trust (1) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (2) that has otherwise elected to be so treated. As used herein, a "Non-United States Holder" means a beneficial owner of shares (other than a partnership) that is not a United States Holder.

        If a partnership is a stockholder, the United States federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of the tender offer.

        Non-Participation in the Tender Offer.    Stockholders who do not participate in the tender offer should not incur any United States federal income tax liability as a result of the tender offer.

        United States Holders.    An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences to a United States Holder may vary depending upon the United States Holder's particular facts and circumstances. If, as described below, an exchange of shares for cash by a United States Holder pursuant to the tender offer is treated as a "sale or exchange" of such shares for United States federal income tax purposes, the holder will recognize capital gain or loss in an amount equal to the difference between the gross amount per share paid by the Company to such United States Holder and the United States Holder's adjusted tax basis in the transferred shares. Any such gain or loss will be long-term if the United States Holder's holding period for the transferred shares at the time of the exchange exceeds one year. The deductibility of capital loss by United States Holders may be subject to specific limitations.

        Whether an exchange of shares for cash by a United States Holder pursuant to the tender offer qualifies for sale or exchange treatment will depend largely on the percentage of shares treated as held by the United States Holder (including any stock constructively owned by the United States Holder, as described below). Under section 302 of the Code, the receipt of cash by a United States Holder pursuant to the tender offer will be treated as a sale or exchange for United States federal income tax purposes if the exchange (a) is "not essentially equivalent to a dividend" with respect to the United

States Holder, (b) is a "substantially disproportionate" redemption with respect to the United States Holder, or (c) results in a "complete termination" of the United States Holder's stock interest in the Company.

        In determining whether any of the foregoing tests has been met, a United States Holder must take into account not only shares it actually owns, but also shares that such United States Holder constructively owns under the attribution rules of section 318 of the Code, pursuant to which the United States Holder will be treated as owning shares held by certain members of the United States Holder's family (except that in the case of a "complete termination" a United States Holder may, under certain circumstances, waive attribution from family members) and entities in which the United States Holder has an interest or that have an interest in such United States Holder, and shares that the United States Holder has the right to acquire by exercise of an option.

        The exchange of shares for cash by a United States Holder pursuant to the tender offer will be treated as not essentially equivalent to a dividend if it results in a "meaningful reduction" of the United States Holder's stock interest in the Company. Whether such exchange of shares for cash will result in a meaningful reduction of a United States Holder's proportionate interest in the Company will depend on the United States Holder's particular facts and circumstances. However, the Internal Revenue Service ("IRS") has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a meaningful reduction.

        The exchange of shares for cash by a United States Holder pursuant to the tender offer will result in a complete termination of a United States Holder's stock interest in the Company if either (a) all of the shares actually and constructively owned by the United States Holder are exchanged for cash pursuant to the tender offer or (b) all of the shares actually owned by the United States Holder are exchanged for cash pursuant to the tender offer and the United States Holder is eligible to waive, and effectively waives the attribution of shares constructively owned by the United States Holder in accordance with the rules described in section 302(c)(2) of the Code. The exchange of shares for cash by a United States Holder pursuant to the tender offer will be substantially disproportionate if the percentage of the then outstanding shares of the Company actually and constructively owned by the United States Holder immediately following the exchange is less than 80% of the percentage of the outstanding shares of the Company actually and constructively owned by the United States Holder immediately before the exchange, and immediately following the exchange, the United States Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

        If a United States Holder's exchange of shares for cash pursuant to the tender offer does not constitute a sale or exchange for United States federal income tax purposes, the receipt of cash by such United States Holder pursuant to the tender offer will be treated as a distribution, and the United States Holder's tax basis in the shares exchanged generally will be added to any shares retained by the United States Holder. The distribution will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of the distribution exceeds the Company's current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder's adjusted tax basis in its shares (but not below zero), and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the United States Holder's holding period for the shares at the time of the exchange exceeds one year. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met and the United States Holder refrains from making certain elections, dividend income with respect to non-corporate United States Holders will constitute "qualified dividends" that will be subject to tax at the maximum rate of 15%. If an exchange of shares for cash pursuant to the tender offer by a corporate United States Holder is treated as a dividend, such corporate United States Holder may be

(a) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (b) subject to the "extraordinary dividend" provisions of section 1059 of the Code. Corporate United States Holders are urged to consult their tax advisors regarding (a) whether a dividends received deduction will be available to them and (b) the application of section 1059 of the Code to the ownership and disposition of their shares.

        We cannot predict whether, or the extent to which, the tender offer will be over-subscribed. If the tender offer is over-subscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a beneficial holder can be given no assurance that a sufficient number of such beneficial holder's shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

        Non-United States Holders.    The Depositary will withhold United States federal income taxes at a rate of 30% of the gross payments payable to a Non-United States Holder or his, her, or its agent unless the Depositary determines that a reduced rate of withholding tax is available under an applicable income tax treaty (and, if an income tax treaty applies, the gross proceeds are generally attributable to the United States permanent establishment maintained by such Non-United States Holder), or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-United States Holder's conduct of a trade or business within the United States. To obtain a reduced rate of withholding under an income tax treaty, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8BEN (or successor form) before payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the Non-United States Holder's conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or successor form). A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or successor form) will generally be required to file a United States federal income tax return and generally will be subject to United States federal income tax on income derived from the sale of shares pursuant to the tender offer in the manner and to the extent described above as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a stockholder's status as a Non-United States Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or an exemption from, withholding (e.g., IRS Form W-8BEN (or successor form) or IRS Form W-8ECI (or successor form)) unless facts and circumstances indicate that reliance is not warranted.

        A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder (a) meets the "complete termination," "substantially disproportionate," or "not essentially equivalent to a dividend" tests described above that would characterize the exchange as a sale or exchange (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax, (b) is entitled to a reduced rate of withholding pursuant to a tax treaty and the Company withheld at a higher rate, or (c) is otherwise able to establish that no tax or a reduced amount of tax is due.

        The rules relating to Non-United States Holders are complex and dependent on the specific factual circumstances particular to each Non-United States Holder. Consequently, each Non-United States Holder should consult its tax advisor as to the United States federal income tax consequences relevant to such Non-United States Holder, including eligibility for a withholding tax reduction or exemption from withholding as well as the procedures for obtaining a refund from the IRS.

14.   Extension of the Tender Offer; Termination; Amendment.

        We expressly reserve the right, subject to applicable law and subject to the terms and conditions of the Business Combination Agreement, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 of this Offer to Purchase have occurred or are deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, subject to Vivendi's prior consent (which consent may not be unreasonably withheld, conditioned or delayed), to terminate the tender offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 of this Offer to Purchase by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer. Subject to compliance with applicable law and subject to Vivendi's prior consent (which consent will not be unreasonably withheld, conditioned or delayed), we further reserve the right, regardless of whether any of the events set forth in Section 6 of this Offer to Purchase have occurred or are deemed by us to have occurred, to amend the tender offer in any respect. Amendments to the tender offer may be made at any time and from time to time effected by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through the Dow Jones News Service or another comparable service.

        If we materially change the terms of the tender offer or the information concerning the tender offer, or if we waive a material condition of the tender offer, in each case subject to Vivendi's prior consent (which consent will not be unreasonably withheld, conditioned or delayed), we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the tender offer remain open for fewer than five (5) business days following such a material change in the terms of, or information concerning, the tender offer. If

  (1)
  we change the price to be paid for shares, or increase or decrease the number of shares being sought in the tender offer and, in the event of an increase in the number of shares being sought, the increase exceeds two percent (2%) of our outstanding shares, and

  (2)
  the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such change is first published, sent or given to stockholders in the manner specified in this Section 14 of this Offer to Purchase, then, in each case, the tender offer will be extended until the expiration of such period of ten (10) business days.

15.   Fees and Expenses.

        We have retained Morrow & Co., LLC to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone, facsimile and in person and may request brokers, dealers, commercial banks, trust companies and other nominee record holders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers or dealers or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through banks, brokers or other nominee record holders are urged to consult the banks, brokers or other nominee record holders to determine whether transaction costs may apply if stockholders tender shares through such banks, brokers or other nominee record holders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this Offer to Purchase and in Instruction 7 of the Letter of Transmittal.

16.   Miscellaneous.

        The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making or acceptance of offers to sell shares would not be in compliance with the laws of that jurisdiction. We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any such jurisdiction where the making of the tender offer or the acceptance of shares pursuant to the tender offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in such jurisdiction.

        Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 of this Offer to Purchase with respect to information concerning us.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to provide you with any information or to make any representation on our behalf in connection with the tender offer other than those contained in this Offer to Purchase, the accompanying Letter of Transmittal or in other documents that constitute a part of the tender offer. If given or made, you should not rely on that information, recommendation or representation as having been authorized by us, any member of our board of directors, the Depositary or the Information Agent.

Activision Blizzard, Inc.

July 16, 2008

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Tender Offer is:

Continental Stock Transfer & Trust Company

By Mail: Continental Stock Transfer & Trust Company Attention: Reorganization Department 17 Battery Place, 8th Floor New York, New York 10004	By Overnight Courier: Continental Stock Transfer & Trust Company Attention: Reorganization Department 17 Battery Place, 8th Floor New York, New York 10004	By Hand Delivery: Continental Stock Transfer & Trust Company Attention: Reorganization Department 17 Battery Place, 8th Floor New York, New York 10004

Facsimile Transmission: (212) 616-7610

Confirm Receipt of Facsimile by Telephone: (212) 509-4000
extension 536

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions and requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents should be directed to the Information Agent. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902

Banks and Brokers Call Collect: (203) 658-9400
All Others Call Toll-Free: (800) 245-1502

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE TENDER OFFER